EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Jacksonville Bancorp, Inc. on Form S-8 of our report dated March 30, 2012 on the consolidated financial statements of Jacksonville Bancorp, Inc. appearing in the Form 10-K of Jacksonville Bancorp, Inc. for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Fort Lauderdale, FL

February 22, 2013